                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 6

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                           The Stride Rite Corporation
                                (Name of Issuer)

                     Common Stock, par value $0.25 per share
                         (Title of Class of Securities)

                                    863314100
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                January 12, 2007
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: [ ].

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Companies Equity Partners, L.P.                        13-4088890
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    406,694
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           406,694
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     406,694
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.13%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Companies Investors, LLC                               13-4126527
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    406,694
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           406,694
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     406,694
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.13%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Investments, L.P.                                      20-2871525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    258,907
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           258,907
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     258,907
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.72%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Companies Advisors, LLC                                20-0327470
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    258,907
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           258,907
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     258,907
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.72%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Companies Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    626,497
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           626,497
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     626,497
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.74%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Offshore Advisors, LLC                                 20-4797640
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    626,497
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           626,497
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     626,497
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.74%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barington Capital Group, L.P.                                    13-3635132
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    1,292,098
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           1,292,098
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,292,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LNA Capital Corp.                                                13-3635168
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    1,292,098
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           1,292,098
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,292,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James A. Mitarotonda
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    1,292,098
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           1,292,098
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,292,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Starboard Value and Opportunity Master Fund Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    722,678
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           722,678
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     722,678
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.00%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Parche, LLC                                                      20-0870632
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    139,823
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           139,823
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     139,823
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Admiral Advisors, LLC                                            37-1484525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    862,501
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           862,501
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Ramius Capital Group, L.L.C.                                     13-3937658
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    862,501
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           862,501
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     C4S & Co., L.L.C.                                                13-3946794
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    862,501
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           862,501
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Peter A. Cohen
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        862,501
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    862,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Morgan B. Stark
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        862,501
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    862,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        862,501
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    862,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.39%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 863314100

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas W. Strauss
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

     [ ]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7)   SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8)   SHARED VOTING POWER
   SHARES
BENEFICIALLY        862,501
  OWNED BY     -----------------------------------------------------------------
    EACH       9)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10)  SHARED DISPOSITIVE POWER

                    862,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.39%

--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

     This Amendment No. 6 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on February 1, 2006, as amended by that Amendment No. 1 filed with the SEC on March 2, 2006, that Amendment No. 2 filed with the SEC on May 31, 2006, that Amendment No. 3 filed with the SEC on June 7, 2006, that Amendment No. 4 filed with the SEC on June 15, 2006 and that Amendment No. 5 filed with the SEC on November 8, 2006 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $0.25 per share (the "Common Stock"), of The Stride Rite Corporation, a Massachusetts corporation (the "Company"). The principal executive offices of the Company are located at 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420.

Item 2. Identity and Background.

     Items 2(a) - (c) of the Statement are hereby amended and restated as follows:

     (a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss (each, a "Reporting Entity" and, collectively, the "Reporting Entities").

     As of January 16, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 2,154,599 shares of Common Stock, representing approximately 5.97% of the shares of Common Stock presently outstanding.

     Barington Companies Equity Partners, L.P. is a Delaware limited partnership. The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

     Barington Investments, L.P. is a Delaware limited partnership. The principal business of Barington Investments, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

     Barington Companies Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The principal business of Barington Companies Offshore Fund, Ltd. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The executive officers and directors of Barington Companies Offshore Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

     The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company. The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Investors, LLC.

     The general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC. Barington Companies Advisors, LLC is a Delaware limited liability company. The principal business of Barington Companies Advisors, LLC is serving as the general partner of Barington Investments, L.P. The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Advisors, LLC.

     The investment advisor of Barington Companies Offshore Fund, Ltd. is Barington Offshore Advisors, LLC. Barington Offshore Advisors, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors, LLC is serving as the investment advisor of Barington Companies Offshore Fund, Ltd. The address of the principal business and principal office of Barington Offshore Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Offshore Advisors, LLC.

     Barington Companies Investors, LLC, Barington Companies Advisors, LLC and Barington Offshore Advisors, LLC are each majority-owned subsidiaries of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership. The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

     The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation. The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the sole stockholder and director of LNA Capital Corp. The executive officers of LNA Capital Corp. and their principal occupations and business addresses are set forth on Schedule II and incorporated by reference in this Item 2. The principal occupation of Mr. Mitarotonda is serving as the Chairman and Chief Executive Officer of Barington Capital Group, L.P. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

     Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The officers and directors of Starboard Value and Opportunity Master Fund Ltd. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this
Item 2. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.

     The managing member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

     The sole member of Admiral Advisors, LLC is Ramius Capital Group, L.L.C. Ramius Capital Group, L.L.C. is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. The managing member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C., a Delaware limited liability company formed to be the managing member of Ramius Capital Group, L.L.C. The address of the principal business and principal office of C4S & Co., L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a managing member of C4S & Co., L.L.C. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

     The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 of the Statement is hereby amended and supplemented as follows:

     All transactions effected since the filing of the Statement are described in Schedule IV attached hereto.

Item 5. Interest in Securities of the Issuer.

     Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

     (a) As of January 16, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 406,694 shares of Common Stock, representing approximately 1.13% of the shares of Common Stock presently outstanding based upon the 36,095,427 shares of Common Stock reported by the Company to be issued and outstanding as of September 30, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on October 10, 2006 (the "Issued and Outstanding Shares").

     As of January 16, 2007, Barington Investments, L.P. beneficially owns 258,907 shares of Common Stock, constituting approximately 0.72% of the Issued and Outstanding Shares. As of January 16, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 626,497 shares of Common Stock, constituting approximately 1.74% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 406,694 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 1.13% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 258,907 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 0.72% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 626,497 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 1.74% of the Issued and Outstanding Shares. As the majority member of Barington Companies Investors, LLC, Barington Companies Advisors, LLC and Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 406,694 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 258,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 626,497 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,292,098 shares, constituting approximately 3.58% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 406,694 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 258,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 626,497 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,292,098 shares of Common Stock, constituting approximately 3.58% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 406,694 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 258,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 626,497 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,292,098 shares of Common Stock, constituting approximately 3.58% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 406,694 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 258,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 626,497 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

     As of January 16, 2007, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 722,678 and 139,823 shares of Common Stock, respectively, constituting approximately 2.00% and 0.39%, respectively, of the Issued and Outstanding Shares. As the investment manager of Starboard Value and Opportunity Master Fund Ltd., and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 722,678 shares and the 139,823 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 862,501 shares, constituting approximately 2.39% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 722,678 shares and the 139,823 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 862,501 shares, constituting approximately 2.39% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 722,678 shares and the 139,823 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 862,501 shares, constituting approximately 2.39% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 722,678 shares and the 139,823 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 862,501 shares, constituting approximately 2.39% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 722,678 shares and the 139,823 shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

     The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

     (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

     Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: January 17, 2006

                                        BARINGTON COMPANIES EQUITY PARTNERS,
                                        L.P.

                                        By: Barington Companies Investors, LLC,
                                            its general partner


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES INVESTORS, LLC


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON INVESTMENTS, L.P.
                                        By: Barington Companies Advisors, LLC,
                                            its general partner


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES ADVISORS, LLC


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES OFFSHORE FUND, LTD.


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: President

                                        BARINGTON OFFSHORE ADVISORS, LLC


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: Authorized Signatory


                                        BARINGTON CAPITAL GROUP, L.P.

                                        By: LNA Capital Corp., its general
                                            partner


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: President and CEO


                                        LNA CAPITAL CORP.


                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title: President and CEO


                                        /s/ James A. Mitarotonda
                                        ----------------------------------------
                                        James A. Mitarotonda

STARBOARD VALUE AND OPPORTUNITY         ADMIRAL ADVISORS, LLC
MASTER FUND LTD.
                                        By: Ramius Capital Group, L.L.C.,
                                            its sole member

PARCHE, LLC

By: Admiral Advisors, LLC,              RAMIUS CAPITAL GROUP, L.L.C.
    its managing member
                                        By: C4S & Co., L.L.C.,
                                            as managing member

                                        C4S & CO., L.L.C.


                                        By: /s/ Jeffrey M. Solomon
                                            ------------------------------------
                                        Name: Jeffrey M. Solomon
                                        Title: Authorized Signatory


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

                                   SCHEDULE I

        Directors and Officers of Barington Companies Offshore Fund, Ltd.

Name and Position                    Principal Occupation        Principal Business Address
-----------------               -----------------------------   ---------------------------
James A. Mitarotonda            Chairman and Chief Executive    888 Seventh Avenue
Director and President          Officer of Barington Capital    17th Floor
                                Group, L.P.                     New York, NY 10019

Sebastian E. Cassetta           Senior Managing Director and    888 Seventh Avenue
Director                        Chief Operating Officer of      17th Floor
                                Barington Capital Group, L.P.   New York, NY 10019

Jonathan Clipper                Managing Director of            7 Reid Street, Suite 108
Director                        Bedford Management Ltd.         Hamilton HM11, Bermuda

Graham Cook                     Director/Manager, Corporate     Bison Court
Director                        Services of Byson Financial     P.O. Box 3460
                                Services, Ltd.                  Road Town, Tortola
                                                                British Virgin Islands

Citigroup Fund Services, Ltd.   Fund Administration             Washington Mall 1, 3rd Flr.
Secretary                                                       22 Church Street
                                                                Hamilton HM11, Bermuda

Melvyn Brunt                    Chief Financial Officer of      888 Seventh Avenue
Treasurer                       Barington Capital Group, L.P.   17th Floor
                                                                New York, NY 10019

                                   SCHEDULE II

                          Officers of LNA Capital Corp.

Name and Position                    Principal Occupation        Principal Business Address
-----------------               -----------------------------   ---------------------------
James A. Mitarotonda            Chairman and Chief Executive    888 Seventh Avenue
President and CEO               Officer of Barington Capital    17th Floor
                                Group, L.P.                     New York, NY 10019

Sebastian E. Cassetta           Senior Managing Director and    888 Seventh Avenue
Secretary                       Chief Operating Officer of      17th Floor
                                Barington Capital Group, L.P.   New York, NY 10019

Melvyn Brunt                    Chief Financial Officer of      888 Seventh Avenue
Treasurer                       Barington Capital Group, L.P.   17th Floor
                                                                New York, NY 10019

                                  SCHEDULE III

   Directors and Officers of Starboard Value and Opportunity Master Fund Ltd.

Name and Position                    Principal Occupation        Principal Business Address
-----------------               -----------------------------   ---------------------------
Mark Mitchell                   Managing Director of Ramius     666 Third Avenue
Director                        Capital Group, L.L.C.           26th Floor
                                                                New York, New York 10017

Jeffrey M. Solomon              Managing Member of C4S & Co.,   666 Third Avenue
Director                        L.L.C., which is the            26th Floor
                                Managing Member of Ramius       New York, New York 10017
                                Capital Group, L.L.C.

CFS Company Ltd.                Nominee Company registered      c/o Citco Fund Services
Director                        with Cayman Islands Monetary    (Cayman Islands) Limited
                                Authority and is affiliated     Corporate Center
                                with Administrator of the       West Bay Road
                                Fund                            Grand Cayman, Cayman
                                                                Islands
                                                                British West Indies

CSS Corporation Ltd.            Affiliate of the                c/o Citco Fund Services
Secretary                       Administrator of the Fund       (Cayman Islands) Limited
                                                                Corporate Center
                                                                West Bay Road
                                                                Grand Cayman, Cayman
                                                                Islands
                                                                British West Indies

                                   SCHEDULE IV

     This schedule sets forth information with respect to each sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares sold by Barington Companies Equity Partners, L.P.

             Number of   Price Per
   Date        Shares      Share        Cost(*)
   ----      ---------   ---------   ------------
11/8/2006     (17,385)    $15.621    ($271,571.09)
11/8/2006      (5,355)    $15.967     ($85,503.29)
11/9/2006      (3,477)    $15.705     ($54,606.29)
11/9/2006     (15,647)    $15.500    ($242,528.50)
11/14/2006     (2,155)    $16.000     ($34,480.00)
11/14/2006     (2,964)    $15.934     ($47,228.38)
11/15/2006     (5,622)    $16.006     ($89,985.73)
1/12/2007     (45,600)    $16.452    ($750,211.20)

Shares sold by Barington Companies Offshore Fund, Ltd.

             Number of   Price Per
   Date        Shares      Share         Cost(*)
   ----      ---------   ---------   --------------
11/10/2006     (2,793)    $15.675       ($43,780.28)
11/13/2006    (11,400)    $15.868      ($180,895.20)
11/14/2006     (3,317)    $16.000       ($53,072.00)
11/14/2006     (4,560)    $15.934       ($72,659.04)
11/15/2006     (8,651)    $16.006      ($138,467.91)
1/12/2007     (69,600)    $16.452    ($1,145,059.20)

Shares sold by Barington Investments, L.P.

             Number of   Price Per
   Date        Shares      Share        Cost(*)
   ----      ---------   ---------   ------------
11/8/2006     (11,115)    $15.621    ($173,627.42)
11/8/2006      (3,423)    $15.967     ($54,655.04)
11/9/2006      (2,223)    $15.705     ($34,912.22)
11/9/2006     (10,004)    $15.500    ($155,062.00)
11/14/2006     (1,368)    $16.000     ($21,888.00)
11/14/2006     (1,881)    $15.934     ($29,971.85)
11/15/2006     (3,568)    $16.006     ($57,109.41)
1/12/2007     (28,800)    $16.452    ($473,817.60)

Shares sold by Starboard Value and Opportunity Master Fund Ltd.

             Number of   Price Per
   Date        Shares      Share         Cost(*)
   ----      ---------   ---------   --------------
11/8/2006     (18,060)    $15.6210   $  (282,115.26)
11/8/2006      (5,562)    $15.9666   $   (88,806.23)
11/9/2006      (3,612)    $15.7050   $   (56,726.46)
11/9/2006     (16,253)    $15.5000   $  (251,921.50)
11/10/2006     (1,770)    $15.6753   $   (27,745.28)
11/13/2006     (7,224)    $15.8675   $  (114,626.82)
11/14/2006     (4,334)    $16.0000   $   (69,344.00)
11/14/2006     (5,960)    $15.9336   $   (94,964.26)
11/15/2006    (11,306)    $16.0064   $  (180,968.36)
11/17/2006     (8,400)    $16.0000   $  (134,400.00)
11/17/2006     (9,072)    $15.9458   $  (144,660.30)
11/20/2006    (76,608)    $15.9796   $(1,224,165.20)
11/21/2006    (22,679)    $15.9480   $  (361,684.69)
1/12/2007     (80,400)    $16.4521   $(1,322,748.84)

Shares sold by Parche, LLC

             Number of   Price Per
   Date        Shares      Share        Cost(*)
   ----      ---------   ---------   ------------
11/8/2006      (3,440)    $15.6210   $ (53,736.24)
11/8/2006      (1,060)    $15.9666   $ (16,924.60)
11/9/2006        (688)    $15.7050   $ (10,805.04)
11/9/2006      (3,096)    $15.5000   $ (47,988.00)
11/10/2006       (337)    $15.6753   $  (5,282.58)
11/13/2006     (1,376)    $15.8675   $ (21,833.68)
11/14/2006       (826)    $16.0000   $ (13,216.00)
11/14/2006     (1,135)    $15.9336   $ (18,084.64)
11/15/2006     (2,153)    $16.0064   $ (34,461.78)
11/17/2006     (1,600)    $16.0000   $ (25,600.00)
11/17/2006     (1,728)    $15.9458   $ (27,554.34)
11/20/2006    (14,592)    $15.9796   $(233,174.32)
11/21/2006     (4,320)    $15.9480   $ (68,895.36)
1/12/2007     (15,600)    $16.4521   $(256,652.76)

----------
(*)  Excludes commissions and other execution-related costs.